Income Portfolio
10f-3 Report
For the Quarter Ended June 30, 2003



Issuer              Trade Date                Selling Broker
Prudential
Financial Inc.     April 28, 2003          J.P. Morgan Securities

Amount Purchased    Purchase Price U.S.$      % of Fund Assets
800,000	            99.950                    0.96


% of Issue
0.16